                                  Exhibit B(1)


              AMENDMENT TO THE BY-LAWS ADOPTED BY THE DIRECTORS OF NORTHWESTERN MUTUAL SERIES FUND, INC. ON MAY 3, 2001

    RESOLVED, that the Board hereby redesignates section 8.12 of the By-Laws of the Corporation as Section 8.16, effective May 4, 2001.

    RESOLVED, that the Board hereby adds sections 8.12, 8.13, 8.14 and 8.15 of the By-Laws of the Corporation to read as follows, effective May 4, 2001:

    8.12 Objectives of the T. Rowe Price Small Cap Value Portfolio
         The investment objective of the T. Rowe Price Small Cap Value Portfolio is long-term growth of capital. Reflecting a value approach to investing, the Portfolio will seek the stocks of companies whose current stock prices do not appear to adequately reflect their underlying value as measured by assets, earnings, cash flow, or business franchises. Normally, the Portfolio will invest at least 65% of its total assets in companies with a market capitalization of $1 billion or less. However, the Portfolio will not sell a stock just because the company has grown to a market capitalization of more than $1 billion and, on occasion, may purchase companies with a market capitalization of more than $1 billion. While most assets will be invested in U.S. common stocks, the Portfolio may also buy other securities, including fixed income securities, foreign securities, futures, and options, in keeping with the objectives of the Portfolio.

    8.13 Objectives of the International Growth Portfolio
         The investment objective of the International Growth Portfolio is long-term capital appreciation. Normally, the International Growth Portfolio invests at least 80% of its assets in non-U.S. securities. The investments comprising the International Growth Portfolio will be chosen individually, reflecting the managers' assessment of their attractiveness. Equities purchased will possess, in the managers' judgement, a combination of solid fundamentals, attractive valuation, and positive technical evaluation. Companies judged to have a positive fundamental situation are likely to exhibit either a history of superior sales and profit growth or expectations of such growth, strong product/service positioning, experienced management, and solid or improving financial position. Prices are evaluated in reference to the company's own expected growth, comparable companies within the same or similar industries, and/or companies with similar expected growth characteristics. Technical indicators would include such things as past price performance and anticipated supply and demand balance. Industry and country weights within the Portfolio, while monitored as a gauge of the Portfolio's exposure to risk, are treated primarily as by-products of the stock selection process. The equities in the Portfolio will include small, medium, and large capitalization issues. Current income will be a secondary consideration in stock selection.

    In addition to common stocks, the Portfolio may invest in preferred stocks, convertible bonds, and warrants. The Portfolio may also invest in money market instruments, including U.S. government and agency securities, short term commercial paper, and foreign government securities. When market conditions lead the portfolio to adopt a defensive posture, it may not invest, or may invest less, in the international stocks in which it ordinarily invests.

    The International Growth Portfolio may also purchase and sell financial futures contracts, stock index futures contracts, foreign equity swaps, and foreign currency futures contracts. It may engage in such transactions only to the extent that the sum of the initial margin deposits for all open positions does not exceed 5% of the Portfolio's total assets.

    The International Growth Portfolio may effect securities transactions, as described above, in any foreign country.

    8.14 Objectives of the Capital Guardian Domestic Equity Portfolio

         The investment objective of the Capital Guardian Domestic Equity Portfolio is long-term growth of capital and income. The Portfolio normally will invest primarily in equity securities of U.S. issuers and securities whose principal markets are in the U.S., including American Depository Receipts (ADRs) and other U.S. registered securities. The companies in which the Portfolio invests will generally have a market value of $1 billion or more at the time of purchase. The Portfolio may invest up to 15% of its total assets in foreign securities. When market or financial conditions warrant, the Portfolio may invest a substantial portion of its assets in high quality debt securities, including short term obligations for temporary or defensive purposes.

    8.15 Objectives of the Asset Allocation Portfolio

         The investment objective of the Asset Allocation Portfolio is to achieve as high a level of total return, including current income and capital appreciation, as is consistent with reasonable investment risk. The Portfolio seeks to achieve its objective through a flexible policy of allocating assets among diversified portfolios of common stocks, fixed income securities, and cash.

         The Portfolio's assets will be actively managed, maintaining a balance over time between investment opportunities and their associated potential risks. In response to changing market and economic conditions, the Portfolio's net assets may be reallocated among the asset categories.

         Equity securities in which the Portfolio may invest include common stocks, preferred stocks, and securities that are convertible into common stocks, such as warrants and convertible bonds. Bonds purchased by the Portfolio will be primarily investment-grade debt obligations, although the Portfolio may also invest in non-investment-grade debt obligations. The cash portion of the Portfolio may include, but is not limited to, debt securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities, commercial paper, banker's acceptances, certificates of deposit and time deposits. The

    Portfolio may invest in obligations of domestic and foreign banks and their subsidiaries and branches.

         The Portfolio also has the flexibility to take advantage of investment opportunities around the world by investing in foreign securities. The Portfolio may invest in foreign securities, including both direct investments and investments made through depository receipts. The Portfolio will normally invest 20-25% of its equity investments in foreign equities.

         The Portfolio's investments will be allocated among countries (including developing countries), geographic regions, and currencies in response to changing market and economic trends.

         The Portfolio may invest in any of the securities in which the other portfolios of the corporation may invest. The Portfolio may invest in or write option contracts, stock index futures contracts, including indexes on specific industries, interest rate futures contracts, foreign currency futures and forward contracts, repurchase agreements and warrants.

    RESOLVED, that the Board hereby amends Section 8.16 of the By-Laws of the Corporation (formerly designated as section 8.12) to read as follows:

         Except as set forth below in this section, the investment restrictions of the Portfolios numbered 1-14 below are "fundamental policies" and may be changed only with the approval of the majority of the Portfolio's shares outstanding. These investment restrictions provide that each Portfolio will not:

    1. Acquire more than 25% of any class of equity securities of any one issuer.

    2. With respect to at least 75% of the value of the total assets of the Portfolio, invest more than 5% of the value of such assets in the securities of any one issuer (except securities issued or guaranteed by the U.S. Government or its agencies), or invest in more than 10% of the outstanding voting securities of any one issuer.

    3. Purchase the securities of any other investment company, except in open-market transactions involving no commission or profit to a dealer (other than the customary broker's commission) or in connection with mergers, consolidations or acquisitions of assets, in amounts not exceeding 10% of the total assets of the Portfolio.

    4. Invest more than 15% of the value of the total assets of the Portfolio in securities which are restricted as to disposition under federal securities laws and in other illiquid assets. For the Money Market Portfolio the limit is 10%.

    5. Invest more than 25% of the value of the total assets of the Portfolio in securities of issuers in any one industry except for investments by the Money Market Portfolio, Asset Allocation Portfolio and the
    Balanced Portfolio in U.S. Treasury Bills, other obligations of or guaranteed by the U.S. Government or its agencies, certificates of deposit or bankers' acceptances.

    6. Make loans aggregating more than 10% of the total assets of the Portfolio at any one time, provided that neither the purchase of a portion of an issue of publicly distributed bonds, debentures, or other debt securities, nor the purchase of short-term debt securities, is to be considered as a loan.

    7. Invest for the purpose of influencing management or exercising control, but freedom of action is reserved with respect to exercise of voting rights in respect of each Portfolio's securities.

    8. Purchase any security on margin, but each Portfolio may obtain such short-term credits as are necessary for the clearance of purchases and sales of securities.

    9.   Make short sales of securities.

    10. Act as a securities underwriter for other issuers, but each Portfolio may purchase securities under circumstances where, if the securities are later publicly offered or sold by the Portfolio, it might be deemed to be an underwriter for purposes of the Securities Act of 1933.

    11. Purchase or sell real estate. However, each Portfolio may invest in securities issued by companies, including real estate investment trusts, which invest in real estate or interests therein.

    12. Invest in commodities or commodity contracts. However, each Portfolio (except the Select Bond, Money Market and High Yield Bond Portfolios) may invest in stock index futures contracts, including indexes on specific industries, and the Select Bond, High Yield Bond, T. Rowe Price Small Cap Value, Capital Guardian Domestic Equity, International Growth, Franklin Templeton International Equity, Asset Allocation and Balanced Portfolios may invest in interest rate futures contracts in accordance with their investment objectives and policies. The International Growth, Templeton International Equity, T. Rowe Price Small Cap Value, Capital Guardian Domestic Equity and High Yield Bond Portfolios may invest in foreign currency futures contracts.

    13. Issue senior securities or borrow money except for short-term credits as may be necessary for the clearing of transactions and except for temporary purposes to the extent of 5% of the total assets of the Portfolio. Reverse repurchase agreements and financial futures contracts are not considered to be "senior securities" or "borrowing money" for the purpose of this restriction.

    14. Make loans to persons who intend to use the proceeds for non-business purposes or to companies which (including predecessors) have been in business for less than three years. Repurchase agreements are not considered to be "loans" for the purpose of this restriction.

         Restriction number 1 does not apply for the T. Rowe Price Small Cap Value Portfolio and the Capital Guardian Domestic Equity Portfolio.

         Restriction number 3 does not apply for the T. Rowe Price Small Cap Value Portfolio and the Capital Guardian Domestic Equity Portfolio. As an operating policy, which may be changed by the Board of Directors without a vote of the shareholders, the T. Rowe Price Small Cap Value Portfolio will not purchase securities of open-end or closed-end investment companies except (1) in compliance with the Investment Company Act of 1940, or (2) securities of the Reserve Investment Fund or Government Reserve Investment Fund, each a series of the Reserve Investment Funds, Inc. As an operating policy which may be changed by the Board of Directors without a vote of the shareholders, the Capital Guardian Domestic Equity Portfolio will not invest more than 10% of its total assets in the securities of other investment companies.

         Restriction numbers 4, 7, 8 and 9 are not fundamental policies for the
    T. Rowe Price Small Cap Value Portfolio and the Capital Guardian Domestic Equity Portfolios, but for both of these Portfolios these four policies are operating policies which may be changed by the Board of Directors without a vote of the outstanding shares of the Portfolios.

         As a non-fundamental investment policy, which may be changed by the Board of Directors without shareholder approval, the International Growth Portfolio and the Franklin Templeton International Equity Portfolio will not invest more than 15% of their total assets in securities of foreign issuers which are not listed on a recognized United States or foreign securities exchange.